Exhibit 99.2
The following information was disclosed during SS&C’s fourth quarter 2008 earnings conference call:
•	Excluding acquisition revenue and the negative impact of foreign currency, organic revenue growth was 12% during 2008. Acquisitions contributed $3.1 million to 2008 revenue, and foreign exchange negatively impacted revenue by $0.7 million for 2008;

•	For 2008, the Company paid $12.5 million in taxes compared to a net refund of $1.6 million in 2007;

•	Revenue from the Alternative Investment market was approximately $90 million in 2008; and

•	Net interest expense for the fourth quarter of 2008 was $10 million and includes $570,000 of non-cash amortization.